EXHIBIT 99.1


                   AVADO BRANDS ANNOUNCES MANAGEMENT CHANGES;

               Kevin Leary named Interim Chief Executive Officer,
                 Robert Sroka named Acting Chairman of the Board


     MADISON, GA, November 10, 2003 - Avado Brands, Inc. (OTC BB:AVDO), parent company of Don Pablo's Mexican Kitchen and Hops Grillhouse & Brewery, today announced that the company will be appointing Kevin Leary of AlixPartners, LLC as Interim Chief Executive Officer, and Robert Sroka as Acting Chairman of the Board. In addition, the company announced the resignation of the company's founder, chairman and CEO, Thomas DuPree, Jr., and its chief administrative officer, Margaret (Beth) Waldrep.

     "I am looking  forward to joining  Avado  Brands'  management  team,"  said
Leary. "Having considerable experience in both the restaurant business and assisting financially troubled companies, I am very excited about working closely with the management team in meeting the challenges that lie ahead."

     Mr. Leary has served in a variety of turnaround executive and operating officer roles and previously served in senior operating and financial executive positions at several restaurant chains including Au Bon Pain, Hilltop Steak Houses and Gloria Jeans Coffee.

     "We are excited to have a professional with Kevin Leary's experience and expertise join Avado Brands at this important time," Sroka said. "I join the other directors in looking forward to working with Kevin and the management team in unlocking the potential of Avado Brands. We thank Tom DuPree and Beth Waldrep for their many years of contributions to the company. The remainder of the senior management team remains intact, including Rob Andreattola, President of Don Pablo's, and Louis J. (Dusty) Profumo, Chief Financial Officer and Treasurer, both of whom will be working very closely with Kevin."

     Mr. Sroka, a member of Avado Brands' board of directors since 2000, has extensive experience in corporate finance and investment banking. He is Managing Partner of Lighthouse Partners, LLC, a private investment and business consulting company, and previously was a Managing Director at JP Morgan & Co, Inc.

About AlixPartners, LLC

     AlixPartners, LLC, a Delaware limited liability company (www.alixpartners.com), is an internationally recognized leader in providing hands-on, results-oriented consulting to solve operational, financial, transactional and legal challenges for Fortune 1000 companies. It provides services in performance improvement consulting aimed at producing bottom-line results quickly. Since 1981, AlixPartners has set the standard for helping its clients achieve a more positive outcome during times of transition. It has more than 225 professionals in its Chicago, Dallas, Detroit, London, Los Angeles, Milan, and Munich offices.

About Avado Brands

     Avado Brands owns and operates two proprietary brands comprised of 109 Don Pablo's Mexican Kitchens and 65 Hops Grillhouse & Breweries.


     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000 and the Company's other filings with the Securities and Exchange Commission.


Media contact:  John Dillard, Edelman  (212) 704-8174
                Jeff Zilka, Edelman    (312) 240-3389